UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 30, 2014

Date of Report (Date of earliest event reported)

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Kneeland Street

Boston, MA 02111

(Address of principal executive offices)

(617) 275-0040

(Registrant’s telephone number, including area code)

Transcept Pharmaceuticals, Inc.

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 30, 2014, the Board of Directors of Paratek Pharmaceuticals, Inc., formerly known as “Transcept Pharmaceuticals, Inc.” (the “Company”), approved a new indemnification agreement to be entered into between the Company and its directors and executive officers. The indemnification agreement requires that the Company, under the circumstances and to the extent provided for therein, indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being, or threatened to be, made a party to or participant in certain actions, suits and proceedings by reason of the fact that such person is or was a director or officer of the Company. The indemnification agreement also requires that the Company, under the circumstances and to the extent provided for therein, indemnify such persons to the fullest extent permitted by applicable law against certain expenses if such person is, or is threatened to be made, a party to or participant in a proceeding by or in the right of the Company to procure a judgment in its favor. The rights of each person who is a party to an indemnification agreement are not exclusive of any other rights to which such person may be entitled under applicable law, the Company’s certificate of incorporation, the Company’s bylaws, any other agreement, a vote of the Company’s stockholders, a resolution adopted by the Company’s board of directors or otherwise.

The foregoing description of the indemnification agreement is not complete and is subject to and qualified in its entirety by reference to the indemnification agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

On October 30, 2014, immediately following the closing of the Merger (as defined in Item 2.01 of this Current Report on Form 8-K), the Company entered into indemnification agreements with each of its directors and executive officers: Thomas J. Dietz, Ph.D., Jeffrey Stein, Ph.D., Richard J. Lim, Robert Radie, Michael F. Bigham, Evan Loh, M.D. and Kathryn M. Boxmeyer.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 30, 2014, the Company completed its business combination with what was then known as “Paratek Pharmaceuticals, Inc.” (“Paratek”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of June 30, 2014, by and among the Company, Tigris Merger Sub, Inc. (“Merger Sub”), Tigris Acquisition Sub, LLC (“Merger LLC”) and Paratek (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Paratek, with Paratek surviving as a wholly owned subsidiary of the Company (the “Merger”), followed by the merger of Paratek with and into Merger LLC, with Merger LLC surviving as a wholly owned subsidiary of the Company. Also on October 30, 2014, in connection with, and prior to the completion of, the Merger, the Company effected a 12-for-1 reverse stock split of its common stock (the “Reverse Stock Split”), and immediately following the Merger, the Company changed its name to “Paratek Pharmaceuticals, Inc.”, and Merger LLC changed its name to “Paratek Pharma, LLC.” Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Paratek, which is a biopharmaceutical company focused on the development and commercialization of innovative antibacterial therapeutics based upon tetracycline chemistry.

Under the terms of the Merger Agreement, the Company issued shares of its common stock to Paratek’s stockholders, at an exchange rate of 0.0675 shares of common stock, after taking into account the Reverse Stock Split, in exchange for each share of Paratek common stock outstanding immediately prior to the Merger. The exchange rate was determined through arms’-length negotiations between the Company and Paratek. The Company also assumed all of the stock options outstanding under the Paratek 2014 Equity Incentive Plan, as amended (the “Paratek Plan”), and stock warrants of Paratek outstanding immediately prior to the Merger, with such stock options and warrants henceforth representing the right to purchase a number of shares of Company common stock equal to 0.0675 multiplied by the number of shares of Paratek common stock previously represented by such options and warrants. The Company also assumed the Paratek Plan.

Immediately after the Merger, there were 14,417,936 shares of the Company’s common stock outstanding. Immediately after the Merger, the former Paratek stockholders, warrantholders and optionholders owned approximately 89.5% of the fully-diluted common stock of the Company, with the Company’s stockholders and optionholders immediately prior to the Merger, whose shares of the Company’s common stock (including shares received upon the cancellation of existing options) remain outstanding after the Merger, owning approximately 10.5% of the fully-diluted common stock of the Company. More than 85% of the Company’s common stock outstanding immediately after the Merger was held by stockholders party to lock-up agreements, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of the Company’s common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain warrants and options, for a period of 90 days following the completion of the Merger.

The issuance of the shares of the Company’s common stock to the former stockholders of Paratek was registered with the U.S. Securities and Exchange Commission (the “SEC”) on Registration Statements on Form S-4 (Reg. No. 333-198464 and Reg. No. 333-199624, respectively) (together, the “Registration Statement”). Immediately prior to the Merger, Paratek issued and sold an aggregate of approximately $93.0 million of shares of Paratek common stock (the “Paratek Financing”) to certain current stockholders of Paratek and certain new investors. Thomas J. Dietz, Ph.D., a member of the Company’s board of directors, was also a Paratek stockholder who owned less than 1% of all the outstanding shares of Paratek capital stock prior to the Merger, and participated in the Paratek Financing by purchasing shares of Paratek common stock with an aggregate purchase price of approximately $19,000.

The Company’s shares of common stock listed on The NASDAQ Global Market, previously trading through the close of business on Thursday, October 30, 2014 under the ticker symbol “TSPT,” commenced trading on The NASDAQ Global Market, on a post-Reverse Stock Split adjusted basis, under the ticker symbol “PRTK” on Friday, October 31, 2014. The Company’s common stock has a new CUSIP number, 699374302.

The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

As previously disclosed, at the special meeting of the Company’s stockholders held on October 28, 2014, the Company’s stockholders approved an amended and restated certificate of incorporation of the Company to effect the 12-for-1 Reverse Stock Split of the Company’s common stock, and approved an amendment to the amended and restated certificate of incorporation of the Company to change the Company’s name from “Transcept Pharmaceuticals, Inc.” to “Paratek Pharmaceuticals, Inc.”

On October 30, 2014, in connection with, and immediately prior to, the completion of the Merger, the Company filed the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. As a result of the Reverse Stock Split, the number of issued and outstanding shares of the Company’s common stock immediately prior to the Reverse Stock Split were reduced into a smaller number of shares, such that every 12 shares of the Company’s common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of the Company’s common stock. Immediately following the Reverse Stock Split and the Merger, there were 14,417,936 shares of the Company’s common stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. In accordance with the amended and restated certificate of incorporation, any fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole number and each stockholder who would otherwise be entitled to a fraction of a share of common stock upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equity to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Company’s common stock on The NASDAQ Global Market on October 30, 2014.

Also on October 30, 2014, in connection with, and immediately following, the Merger, the Company filed an amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to change the Company’s name from “Transcept Pharmaceuticals, Inc.” to “Paratek Pharmaceuticals, Inc.”

The foregoing descriptions of the amended and restated certificate of incorporation and the amendment to the amended and restated certificate of incorporation are not complete and are subject to and qualified in their entirety by reference to the amended and restated certificate of incorporation and the amendment to the amended and restated certificate of incorporation, copies of which are attached as Exhibit 3.1 and Exhibit 3.2, respectively, hereto and are incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Pursuant to the Merger Agreement, all of the directors of the Company prior to the Merger, other than two designees selected by the Company, and reasonably acceptable to Paratek, to either be appointed to or remain on the board of directors, resigned as directors immediately prior to the effective time of the Merger. Those two directors then appointed, effective as of the effective time of the Merger, four designees selected by Paratek, each to serve as directors in staggered classes agreed upon by the Company and Paratek prior to the completion of the Merger, with one of the Company’s designees appointed to the class whose term expires in 2015 and the other of the Company’s designees appointed to the class whose term expires in 2016.

In accordance with the Merger Agreement, on October 30, 2014, immediately prior to the effective time of the Merger, Glenn A. Oclassen, Thomas D. Kiley, Matthew M. Loar, Jake R. Nunn, G. Kirk Raab and Frederick J. Ruegsegger resigned from the Company’s board of directors and any respective committees of the board of directors to which they belonged. Also on October 30, 2014, following the closing of the Merger, Thomas J. Dietz, Ph.D., the sole remaining director, whose term as a Class I director expires at the Company’s 2016 annual meeting of stockholders, appointed Jeffrey Stein, Ph.D., as a Class III director whose term expires at the Company’s 2015 annual meeting of stockholders. Then, also on October 30, 2014, the board of directors comprised of Dr. Dietz and Dr. Stein, appointed Richard J. Lim as a Class III director whose term expires at the Company’s 2015 annual meeting of stockholders, Evan Loh, M.D., as a Class I director whose term expires at the Company’s 2016 annual meeting of stockholders, Michael F. Bigham as a Class II director whose term expires at the Company’s 2017 annual meeting of stockholders, and Robert Radie as a Class II director whose term expires at the Company’s 2017 annual meeting of stockholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In accordance with the Merger Agreement, on October 30, 2014, immediately prior to the effective time of the Merger, Glenn A. Oclassen, Thomas D. Kiley, Matthew M. Loar, Jake R. Nunn, G. Kirk Raab and Frederick J. Ruegsegger resigned from the Company’s board of directors and any respective committees of the board of directors on which they served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Also on October 30, 2014, immediately prior to the effective time of the Merger, Glenn A. Oclassen, the Company’s President and Chief Executive Officer, Nikhilesh N. Singh, Ph.D., the Company’s Senior Vice President, Chief Scientific Officer, John A. Kollins, the Company’s Senior Vice President, Chief Business Officer and Leone D. Patterson, the Company’s Vice President and Chief Financial Officer resigned as officers of the Company.

(c) On October 30, 2014, following the effective time of the Merger, the Company’s board of directors appointed Michael F. Bigham as the Chairman of the Company’s board of directors and the Company’s Chief Executive Officer, Evan Loh, M.D., as the Company’s President and Chief Medical Officer, and Kathryn M. Boxmeyer as the Company’s Interim Chief Financial Officer, each to serve at the discretion of the Company’s board of directors. There are no family relationships among any of the Company’s directors and executive officers.

Michael F. Bigham, 56 years old, was appointed Chief Executive Officer and Chairman of the board of directors of Paratek in June 2014. Mr. Bigham has been a Partner at Abingworth LLP, a leading international investment group dedicated to life sciences and healthcare, since 2003 and has more than 25 years of senior leadership experience in the biopharmaceutical industry. He currently serves on the boards of Avedro, Inc., a privately held medical device and pharmaceutical company, and Secure EDI, Inc., a privately held provider of electronic claims solutions and services for payers and providers, and has held several directorships, including at Avila Therapeutics, where he was the founding Chairman and Chief Executive Officer, Magellan Biosciences, Portola Pharmaceuticals, Supernus Pharmaceuticals and Valeritas. Mr. Bigham was formerly Vice Chairman of Corixa Corporation, a publicly-traded biotechnology company, and was President and Chief Executive of Coulter Pharmaceuticals, a publicly-traded oncology company, until it merged into Corixa. Previously, he was an early employee at Gilead Sciences where he served in various capacities, including Executive Vice President of Operations and Chief Financial Officer. Before joining Gilead, Mr. Bigham was a Partner at Hambrecht & Quist where he became Co-Head of Healthcare Investment Banking. Mr. Bigham received his B.S. from the University of Virginia and qualified as a C.P.A. before completing his M.B.A. at Stanford University.

Mr. Bigham is a Partner and a member of the investment committee of, Abingworth LLP. Abingworth Bioventures VI LP, an affiliate of Abingworth LLP, purchased shares of Paratek common stock in the Paratek Financing with an aggregate purchase price of $15.0 million. As a result of the Merger, Abingworth Bioventures VI LP, is currently a holder of more than 5% of the Company’s outstanding common stock.

Pursuant to Mr. Bigham’s June 2014 offer letter with Paratek, during his employment with Paratek, Mr. Bigham has the customary duties applicable to his position as Chief Executive Officer, as well as those duties applicable to his position as specified in Paratek’s bylaws, and is required to spend at least 50% of his business time performing such duties. Mr. Bigham receives an annual base salary of $250,000 and is eligible to receive an annual performance bonus of up to 50% of such base salary, with such performance bonus to be appropriately pro-rated for 2014 to reflect Mr. Bigham’s commencement of service with Paratek in June 2014. During his employment, Mr. Bigham is eligible to participate in Paratek’s applicable benefit plans as offered to other senior executives and is eligible for three weeks of vacation annually. Subject generally to Mr. Bigham’s continued employment as Paratek’s Chief Executive Officer (including continued service as the Company’s Chief Executive Officer), Mr. Bigham’s grant of options to purchase 6,448,586 shares of Paratek common stock (which converted into options to purchase 435,279 shares of the Company’s common stock) under the Paratek Plan will vest and become exercisable as follows: 1/144th (0.7%) of the option will vest and become exercisable on each of the 48 months commencing on January 1, 2015; 1/144th (0.7%) of the option will vest and become exercisable on each of the 48 months commencing on January 1, 2016; and 1/144th (0.7%) of the option will vest and become exercisable on each of the 48 months commencing on January 1, 2017. Upon a termination of Mr. Bigham’s employment with Paratek (and its affiliates, including the Company) either by Paratek without cause or by Mr. Bigham for good reason, Mr. Bigham, contingent upon his execution and non-revocation of a release in favor of Paratek and its affiliates, will receive 12 months of base salary continuation, a pro-rata portion of the performance bonus Mr. Bigham would have earned had he remained employed through the end of the year in which such termination occurred and 12 months of continued health coverage at Paratek’s expense. Additionally, upon such a termination within the period that begins during the three months prior to a change in control of Paratek (which does not include the Merger) and which ends two years after such change in control, then, all of his outstanding, unvested stock options or other equity securities shall become vested and exercisable upon such termination.

Evan Loh, M.D., 55 years old, was elected President of Paratek in June 2014. He was appointed Chief Medical Officer of Paratek in June 2012 and served on Paratek’s board of directors since May 2012, including as Chairman from May 2012 until June 2014. From October 2009 to January 2012, Dr. Loh served as Senior Vice President, Development and Strategic Operations, Worldwide Research and Development, at Pfizer Inc., a publicly traded research-based, global biopharmaceutical company. While at Pfizer, Dr. Loh’s responsibilities included scientific, operational, and strategic drug development oversight for all pre-proof of concept development phase programs and leading portfolio prioritization. Prior to joining Pfizer, from January 2007 to October 2009, Dr. Loh was Vice President, Clinical Research & Development at Wyeth, where he was responsible for leadership and strategic oversight of clinical development efforts across multiple therapeutic areas throughout the world. He is the 2006 recipient of the Heroes of Chemistry Award from the American Chemical Society for his leadership role at Wyeth in the clinical development of Tygacil. Dr. Loh served as a faculty member at both Harvard Medical School and the University of Pennsylvania School of Medicine. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women’s Hospital.

Pursuant to his August 2013 employment agreement with Paratek, upon the termination of Dr. Loh’s employment by Paratek without cause, or upon the election of Paratek not to renew his agreement at the end of any term, or upon termination of his employment by him for good reason, (i) Dr. Loh will receive his base salary then in effect and continuation of benefits for 12 months subsequent to the date of such termination, (ii) he will receive a pro-rated portion of any bonus that the board of directors, in their discretion, would have awarded him had his employment continued through the year of such termination and (iii) the vesting of any options shall be accelerated, such that all options that would have vested through the vesting date that occurs 12 months after such termination of employment will be immediately vested and exercisable. If a change of control occurs and at any time during the 12-month period following the change of control (i) Paratek or its successor terminates Dr. Loh’s employment (with or without cause), (ii) Paratek or its successor elects not to renew his employment agreement, or (iii) he terminates his employment for good reason, which Paratek collectively refers to clauses (i) through (iii) as triggering events, then Dr. Loh will receive (i) his base salary then in effect and continuation of benefits for 12 months subsequent to the date of such termination, and (ii) a pro-rated portion of any bonus that the board of directors, in their discretion, would have awarded him had his employment continued through the year of such termination. Pursuant to the terms of Dr. Loh’s option agreements, if a change of control occurs, the vesting of all options then held by him shall accelerate in full and he will have the right to exercise any and all such options. Dr. Loh receives an annual base salary of $345,000. He is entitled to a retention bonus of $22,500, and, in recognition of his June 2014 promotion to the additional office of President, to an additional bonus of $100,000 from Paratek, each payable after completion of the Merger.

In 2013, Paratek issued $4.8 million in aggregate principal amount of convertible promissory notes to certain investors (the “2013 Notes”). Purchasers of the 2013 Notes also received 1.3333 shares of Paratek common stock for every $1.00 of principal purchased. Dr. Loh purchased a 2013 Note in the principal amount of $165,000 and received 220,000 shares of Paratek common stock in connection with such purchase.

In April 2014, Paratek completed a debt financing pursuant to which it issued senior secured promissory notes (the “Senior Secured Promissory Notes”) in the aggregate principal amount of $6.0 million to existing holders of promissory notes, including the 2013 Notes (the “Paratek Debt Financing”). As part of the Paratek Debt Financing, Paratek also effected a reverse stock split of its outstanding common stock and outstanding preferred stock, reclassified and converted its outstanding preferred stock into a newly designated “Series A Preferred Stock” and converted approximately $15.7 million of principal and accrued interest under the existing promissory notes into shares of Series A Preferred Stock. Upon conversion of the existing promissory notes, note holders who purchased Senior Secured Promissory Notes received (i) 2.25 shares of Series A Preferred Stock for every $1.00 of principal outstanding under the converted promissory notes and (ii) one share of Series A Preferred Stock for every $1.00 of accrued interest on such converted promissory notes. Upon conversion of their existing promissory notes, note holders who did not purchase Senior Secured Promissory Notes received (i) 1 share of Series A Preferred Stock for every $1.00 of principal outstanding under the converted promissory notes and (ii) 1 share of Series A Preferred Stock for every $1.00 of accrued interest on such converted promissory notes. Dr. Loh purchased Senior Secured Promissory Notes in the principal amount of approximately $52,000 and converted $203,719 of principal and $21,354 of accrued interest under his then existing promissory notes into 479,721 shares of Series A Preferred Stock as part of the Paratek Debt Financing.

Kathryn M. Boxmeyer, 39 years old, has been Paratek’s Interim Chief Financial Officer since August 2014 and its Vice President and Treasurer since March 2011. From March 2011 to August 2014, she was Paratek’s Chief Financial Officer. Prior to that, Ms. Boxmeyer held a series of positions in Paratek’s finance department since joining Paratek in 2001, including as its Vice President of Finance from March 2010 to March 2011. Ms. Boxmeyer has over 16 years of experience in the pharmaceutical and biotechnology industries working in finance, business development and strategy consulting. From 1996 to 1999, Ms. Boxmeyer served as a member of the investment banking team at Raymond James & Associates where she worked as an advisor on the healthcare team, specializing in initial public offerings, follow-on offerings, private placements, mergers and acquisitions, and fairness opinions to companies in the life sciences, medical devices, and healthcare services sectors. Ms. Boxmeyer was also previously a member of the management consulting group at Mercer Management Consulting. Ms. Boxmeyer received her A.B. from Harvard University and her M.B.A. from the Tuck School of Business at Dartmouth College.

Pursuant to an August 2014 letter agreement with Paratek, Ms. Boxmeyer will serve as Interim Chief Financial Officer until the earlier of (i) the date on which a new Chief Financial Officer is named and (ii) December 31, 2014. Ms. Boxmeyer will be employed on an “at-will” basis and will continue to receive her current annual base salary of $275,000. She will also be eligible to participate in Paratek’s employee benefit plans and programs. Ms. Boxmeyer’s options to purchase an aggregate of 92,920 shares of Paratek common stock (which converted into options to purchase an aggregate of 6,272 shares of the Company’s common stock) will vest at the rate of approximately 837 shares per month. Ms. Boxmeyer is entitled to a retention bonus of $10,000 payable after the closing of the Merger, and will also be eligible to earn a retention bonus of $140,000, unless her employment is terminated for cause or she voluntarily resigns, in either case prior to December 31, 2014. Paratek agreed to a mutual non-disparagement provision and standard termination obligations and Ms. Boxmeyer confirmed her obligations under her noncompetition and confidentiality agreement. Ms. Boxmeyer also provided a general release of all claims against Paratek and its affiliates. After December 31, 2014, Ms. Boxmeyer and the Company expect to enter into a consulting agreement for up to six months, pursuant to which Ms. Boxmeyer will provide services for approximately 20 hours per week. Ms. Boxmeyer will be paid $11,500 per month, her stock options will continue to vest at the rate of approximately 418 shares per month, and she will be eligible to receive a retention bonus of $75,000, unless the consulting agreement is terminated for cause or Ms. Boxmeyer voluntarily resigns. If the Company terminates the consulting agreement without cause, Ms. Boxmeyer will receive all fees otherwise due for the entire term of the consulting agreement and the retention bonus.

Ms. Boxmeyer purchased shares of Paratek common stock in the Paratek Financing with an aggregate purchase price of $155,408.

As disclosed in Item 1.01 of this Current Report on Form 8-K, each of Mr. Bigham, Dr. Loh and Ms. Boxmeyer entered into an indemnification agreement with the Company on October 30, 2014 immediately following the Merger.

(d) The information set forth in Item 5.01 of this Current Report on Form 8-K with respect to the election of directors to the Company’s board of directors pursuant to and in accordance with the Merger Agreement is incorporated by reference into this Item 5.02(d).

On October 30, 2014, Dr. Stein and Mr. Radie were appointed to the audit committee of the Company’s board of directors, and Dr. Dietz was appointed as the chairman of the audit committee. On October 30, 2014, Dr. Stein and Mr. Radie were also appointed to the compensation committee of the Company’s board of directors, and Dr. Stein was appointed as the chairman of the compensation committee. Dr. Dietz remains a member of the compensation committee. In addition, on October 30, 2014, Dr. Dietz, Dr. Stein and Mr. Radie were appointed to the nominating and corporate governance committee of the Company’s board of directors, and Mr. Radie was appointed as the chairman of the nominating and corporate governance committee.

Mr. Lim, who was a director of Paratek prior to the Merger since March 2014, is a General Partner at Omega Funds, which is an affiliate of K/S Danish BioVenture (“K/S Danish”) and Omega Fund III, L.P. (“Omega III”), each of which was a holder of more than 5% of Paratek’s outstanding capital stock prior to the Merger, and, together with Omega Fund IV, L.P., also an affiliate of Omega Funds, in the aggregate currently hold more than 5% of the Company’s outstanding common stock. Mr. Lim is a member of the investment committee of Omega Funds and a director of K/S Danish. In 2013, Omega III purchased 2013 Notes in the aggregate principal amount of $709,315 and received an aggregate of 945,754 shares of Paratek common stock in connection with such purchases, and K/S Danish purchased 2013 Notes in the aggregate principal amount of $404,685 and received an aggregate of 539,579 shares of Paratek common stock in connection with such purchases. In the Paratek Debt Financing, Omega III and K/S Danish purchased Senior Secured Promissory Notes in principal amounts of $1,129,237 and $644,261, respectively, and also received warrants to purchase 60,489 and 34,510 shares, respectively, of Paratek’s Series A Preferred Stock. As part of the Paratek Debt Financing, Omega III converted $2,173,699 of principal and $261,967 of accrued interest under its promissory notes into 5,152,789 shares of Series A Preferred Stock, and K/S Danish converted $1,240,157 of principal and $147,432 of accrued interest under its promissory notes into 2,937,785 shares of Series A Preferred Stock. Immediately prior to the Merger, Omega III and K/S Danish converted their Senior Secured Promissory Notes into 4,354,382 and 2,484,298 shares, respectively, of Paratek common stock. In the Paratek Financing, Omega III purchased 3,084,832 shares of common stock for $2,400,000, K/S Danish purchased 1,758,863 shares of common stock for $1,368,396, and Omega Fund IV, L.P. purchased 5,854,624 shares of common stock for $4,554,897.

The information set forth in Item 5.02(c) of this Current Report on Form 8-K with respect to Mr. Bigham’s affiliations with Abingworth LLP and the participation by one of its affiliates in the Paratek Financing and Dr. Loh’s purchase and conversion of Paratek promissory notes and the receipt of Paratek stock in connection therewith is incorporated by reference into this Item 5.02(d).

As disclosed in Item 1.01 of this Current Report on Form 8-K, each of Mr. Bigham, Dr. Loh, Mr. Lim, Dr. Deitz, Dr. Stein and Mr. Radie entered into an indemnification agreement with the Company on October 30, 2014 immediately following the Merger.

While the Company currently expects to provide its non-employee directors with cash compensation consistent with its existing policy, the Company also currently expects to review its non-employee director cash and equity compensation policies and such policies may be subject to change.

(e) On October 30, 2014, pursuant to the Merger Agreement, the Company assumed the Paratek Plan. Please see the section of the Registration Statement entitled “Management Following the Merger – Employment Benefits Plan – Paratek 2014 Equity Incentive Plan” for information regarding the Paratek Plan, which such information is incorporated herein by reference.

Item 8.01	Other Events.

On October 30, 2014, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The Company intends to file the financial statements of Paratek required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit 2.1	Agreement and Plan of Merger and Reorganization, dated as of June 30, 2014, by and among Transcept Pharmaceuticals, Inc., Tigris Merger Sub, Inc., Tigris Acquisition Sub, LLC and Paratek Pharmaceuticals, Inc. (incorporated by reference from the Company’s Current Report on Form 8-K, Exhibit 2.1, filed with the SEC on July 1, 2014) (the Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request)

Exhibit 3.1	Amended and Restated Certificate of Incorporation

Exhibit 3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation

Exhibit 10.1	Indemnification Agreement, dated October 30, 2014 between Paratek Pharmaceuticals, Inc. and Michael F. Bigham. Pursuant to Instruction 2 to Item 601 of Regulation S-K, an Indemnification Agreement that is substantially identical in all material respects, except as to the parties thereto, between Paratek Pharmaceuticals, Inc., on the one hand, and Thomas J. Dietz, Ph.D., Jeffrey Stein, Ph.D., Richard J. Lim, Robert Radie, Evan Loh, M.D. and Kathryn M. Boxmeyer, on the other hand, were not filed.

Exhibit 99.1	Press release issued on October 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARATEK PHARMACEUTICALS, INC.

Date: October 31, 2014

	By:	/s/ Michael F. Bigham
Name: Michael F. Bigham
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 2.1	Agreement and Plan of Merger and Reorganization, dated as of June 30, 2014, by and among Transcept Pharmaceuticals, Inc., Tigris Merger Sub, Inc., Tigris Acquisition Sub, LLC and Paratek Pharmaceuticals, Inc. (incorporated by reference from the Company’s Current Report on Form 8-K, Exhibit 2.1, filed with the SEC on July 1, 2014) (the Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request)

Exhibit 3.1	Amended and Restated Certificate of Incorporation

Exhibit 3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation

Exhibit 10.1	Indemnification Agreement, dated October 30, 2014 between Paratek Pharmaceuticals, Inc. and Michael F. Bigham. Pursuant to Instruction 2 to Item 601 of Regulation S-K, an Indemnification Agreement that is substantially identical in all material respects, except as to the parties thereto, between Paratek Pharmaceuticals, Inc., on the one hand, and Thomas J. Dietz, Ph.D., Jeffrey Stein, Ph.D., Richard J. Lim, Robert Radie, Evan Loh, M.D. and Kathryn M. Boxmeyer, on the other hand, were not filed.

Exhibit 99.1	Press release issued on October 30, 2014